UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	November 17, 2005

Marsh & McLennan Companies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-5998	36-2668272
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1166 Avenue of the Americas, New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(212) 345-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

On November 17, 2005, Marsh & McLennan Companies, Inc. (“MMC”") entered into an employment agreement (the “Agreement”) with Mathis Cabiallavetta, MMC's Vice Chairman, Office of the Chief Executive Officer.

The Agreement is effective as of November 1, 2005 and has an initial term of three years. The Agreement will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the Agreement. If MMC does not renew the Agreement, then upon the subsequent termination of Mr. Cabiallavetta's employment (other than termination by MMC for cause, as defined in the Agreement), Mr. Cabiallavetta would be deemed to have twenty-five (25) years of service under the MMC Special Severance Pay Plan as of the date of termination. The effect of this provision on Mr. Cabiallavetta's participation in the MMC Special Severance Pay Plan is to provide him with shares of MMC stock equal to 90% of the value of certain restricted stock, or awards in lieu of restricted stock, that are forfeited upon termination of his employment.

Under the Agreement, Mr. Cabiallavetta is entitled to an annual base salary divided into two parts based on expected worktime in the United States. The two parts are $360,000 and 810,000 Swiss Francs (CHF) (with adjustment for actual days worked in the US). Mr. Cabiallavetta is eligible for an annual bonus opportunity with a range of 100% to 200% of his annual base salary. The bonus will be paid in U.S. dollars ($) and Swiss Francs (CHF) consistent with the methodology used to pay Mr. Cabiallavetta's base salary. Mr. Cabiallavetta will be eligible to participate in MMC's long-term incentive compensation plans applicable to senior executive officers, under which he will be eligible for an annual grant comprised of a mix of long-term equity incentive compensation awards with a combined grant-date target value of between one-time and two-times annual base salary. The Agreement also provides for a retention award comprised of 21,200 restricted stock units that vest on October 31, 2008.

If Mr. Cabiallavetta's employment is terminated for any reason, he will receive previously earned but unpaid base salary and bonus. If his employment is terminated by MMC other than for cause (as defined in the Agreement) or if he resigns for good reason (as defined in the Agreement), Mr. Cabiallavetta would also be entitled to receive a lump sum payment equal to the sum of his then current annual base salary and his average annual bonus during the previous three years, a prorated annual bonus for the year of termination of employment and vesting of his equity awards, and he would be deemed to have twenty-five (25) years of service under the MMC Special Severance Pay Plan as of the date of termination. If such termination of employment without cause or for good reason is in connection with a change in control (as defined in the Agreement), Mr. Cabiallavetta would be entitled to receive two times the sum of his annual base salary and average annual bonus during the previous three years, as well as a prorated annual bonus for the year of termination of employment and vesting of his equity awards.

Payments made to Mr. Cabiallavetta in connection with his termination of employment are generally subject to his delivery to MMC of a general release of claims. Under the Agreement, Mr. Cabiallavetta will be subject to certain non-competition and non-solicitation restrictions for twelve months following his termination of employment.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits

10.1	Employment Agreement, dated November 17, 2005 and effective as of November 1, 2005, between Marsh & McLennan Companies, Inc. and Mathis Cabiallavetta

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSH & McLENNAN COMPANIES, INC.

By:	/s/ Luciana Fato
Name:	Luciana Fato
Title:	Deputy General Counsel-Corporate &

     Corporate Secretary

Date:	November 22, 2005

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated November 17, 2005 and effective as of November 1, 2005, between Marsh & McLennan Companies, Inc. and Mathis Cabiallavetta

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